Exhibit 99.1

Contact:	Larry Keener
Chairman and Chief
Executive Officer
(972) 991-2422
PALM HARBOR HOMES ADDS NEW INDEPENDENT DIRECTOR
DALLAS, Texas (January 25, 2006) — Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today announced that Elysia Holt Ragusa has joined the Company’s board of directors.
     Ms. Ragusa is the president and chief operating officer of The Staubach Company, a leading global real estate advisory firm that delivers cost-effective solutions for the users of office, industrial and retail space. The Staubach Company has over 1,200 associates in 58 offices throughout the Americas representing 2,200 clients. Ms. Ragusa chairs the Staubach Executive Committee and oversees the operations of the company, providing leadership and strategic direction for all offices and divisions. She has over 21 years experience in managing complex projects and structuring, negotiating and marketing real property, and has successfully managed projects for companies such as Kimberly-Clark, CompuCom, Ernst & Young, First Tennessee National Bank, Texaco and Texas Instruments. Prior to joining The Staubach Company she was a financial planning consultant.
     Ms. Ragusa serves on the board of the United Way of Metropolitan Dallas, is an associate member of the Dallas Citizen’s Council, and a member of the International Women’s Forum and the Dallas Breakfast Group. She has a Bachelor of Arts degree in English from the University of Texas, a Masters of Business Administration from Southern Methodist University and a Master of Arts from the University of Dallas.
     “We are excited about the many contributions that someone with Elysia Ragusa’s experience can make to Palm Harbor Homes,” commented Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc. “Her proven leadership skills, extensive operational experience, and commitment to community service will complement and strengthen an already outstanding group of directors. We look forward to having her new perspective as an independent director and are confident she will play an important role in executing our strategy to build shareholder value.”
     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufactured housing, modular housing, chattel and mortgage bank financing, as well as insurance. For more information about Palm Harbor Homes, please visit www.palmharbor.com.